March 26, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Commissioners:

I refer to the Form 24f-2 dated March 26, 1999 with respect to the Registration Statements on Form N-4 relating to variable annuity policies funded by Separate Account VA-7 of Transamerica Life Insurance and Annuity Company (the "Account"). The initial Registration Statement registered an indefinite number of securities of the Account pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Form 24f-2 makes definite the amount of securities of the Account which were so registered under the Registration Statements.

I have examined and relied upon copies of the Registration Statements and all amendments thereto, as well as the Form 24f-2, and I have examined and relied upon originals, or copies certified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

Based on the foregoing, I am of the opinion that the individual variable annuity policies funded by the Account and the units of interest thereunder, the registration of which the Form 24f-2 makes definite in amount, were duly authorized and legally issued, and are fully-paid and non-assessable.

I hereby consent to the use of this opinion in connection with the filing of the attached Form 24f-2.

Very truly yours,



David M. Goldstein
Counsel to Transamerica Life
Insurance and Annuity Company